UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2011, the Compensation Committee of the Board of Directors of EXCO Resources, Inc. (“EXCO”) adopted the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan (the “Severance Plan”), which amended EXCO’s existing severance plan primarily to (i) increase the amount of severance pay for eligible employees from one times their base pay to 1.25 times their base pay, (ii) extend the protection period following a Change of Control (as defined in the Severance Plan) for eligible employees from six months to twelve months, and (iii) limit the circumstances in which an eligible employee can terminate for “good reason” to a material reduction in base pay or a forced relocation. The class of eligible employees entitled to receive benefits under the Severance Plan was not changed and continues to include all regular, full-time EXCO employees. The Compensation Committee retained its own compensation consultant in connection with reviewing and approving such amendments. The Severance Plan was also approved by the Special Committee of independent directors of EXCO which is exploring strategic alternatives to maximize shareholder value. The Special Committee retained its own compensation consultant and counsel in connection with reviewing and approving such amendments.

A summary of each of the material Severance Plan amendments follows.

Base Pay

The definition of “Base Pay” was amended to add the following sentence:

“Notwithstanding anything to the contrary contained herein, for purposes of determining an Eligible Employee’s Base Pay under this Plan if the Termination of Employment is due to a Good Reason event set forth in Section 3.10(i) of this Plan, Base Pay means the Eligible Employee’s Base Pay immediately prior to the occurrence of the Good Reason event.”

The language was added to clarify the Base Pay amount that would be used to determine the severance benefit upon termination for Good Reason.

Eligible Employee

The definition of “Eligible Employee” was amended to extend the time period from six months to twelve months in which an employee could be considered an “Eligible Employee” under the Severance Plan following a Change of Control.

Good Reason

The definition of “Good Reason” was amended to extend the time period from six months to twelve months in which certain events would be considered termination for “Good Reason” under the Severance Plan following a Change of Control. In addition, the events that constitute “Good Reason” were amended to be limited to (a) a material reduction in Base Pay or (b) a relocation of a participant’s workplace more than 35 miles without his or her consent. Other “Good Reason” events were eliminated from the Severance Plan.

Severance Pay

The definition of “Severance Pay” was amended to increase the amount of the severance pay upon a qualifying termination of employment from one times Base Pay to 1.25 times Base Pay.

Eligibility

The time period during which an Eligible Employee is eligible for Severance Pay was extended from six months to twelve months following a Change of Control. Certain other technical modifications were made to describe the process of how to be eligible to receive Severance Pay and when such Severance Pay would be paid.

Amendment and Termination of Plan

The amendment and termination provisions of the Severance Plan were amended to extend the time period from six months to twelve months in which the Severance Plan could not be amended or terminated following a Change of Control.

In addition, certain other amendments were made that were technical in nature and do not materially change the benefits to any participant, including amendments relating to Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

The foregoing descriptions are not complete and are qualified in their entirety by the full text of the Severance Plan filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Fourth Amended and Restated EXCO Resources, Inc. Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC.

By:	/s/ J. Douglas Ramsey, Ph.D.
Name: J. Douglas Ramsey, Ph.D. Title: Vice President - Finance

Date: March 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amended and Restated EXCO Resources, Inc. Severance Plan